UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________________

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 OR 15(d) Of The Securities Exchange Act Of 1934

Date of report (Date of earliest event reported) October 31, 2008

PHOTRONICS, INC.
(Exact name of registrant as specified in its charter)

Connecticut	0-15451	06-0854886
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

15 Secor Road, Brookfield, CT	06804
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, including area code (203) 775-9000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Entry into Material Definitive Agreement

On October 31, 2008, Photronics, Inc. (the “Company”) entered into Amendment No. 2 to the Credit Agreement. The Credit Agreement was entered into on June 6, 2007 and was amended on April 25, 2008. The Credit Agreement was originally entered into among the Company, the Lenders Party thereto and JPMorgan Chase Bank, National Association as Administrative Agent and Collateral Agent, Citizens Bank of Massachusetts, HSBC Bank USA, National Association and Citibank, N.A. as Co-Syndication Agents (the “Credit Agreement”). Amendment No. 2 amends the definitions of Alternate Base Rate, Applicable Rate and provides that the Company will not permit its Senior Leverage Ratio to be greater than 2.25 to 1.00 for the fiscal quarter ending on November 2, 2008 and 1.50 to 1.00 for the fiscal quarter ending on January 31, 2009 and thereafter. Amendment No. 2 also provides that the Company will enter into further amendments to the Credit Agreement as required by the Required Lenders and extends from November 2, 2008 to December 5, 2008 the date whereby the Company must obtain permanent long term capital in an amount of at least $75,000,000. Amendment No. 2 also requires the Company to provide additional collateral to the lenders in the form of security on most of its US assets.

On October 31, 2008, the Company also entered into Amendment No.2 to the Amended and Restated Guarantee Agreement by and among the Company and JPMorgan Chase Bank (China) Company Limited, Shanghai Branch, as Administrative Agent (for and on behalf of itself and the Majority Lenders under the Restated Credit Agreement) dated August 23, 2007, as amended April 25, 2008 (the “Guarantee Agreement”). The Guarantee Agreement was amended to provide that the Company will not permit the Senior Leverage Ratio to be greater than the following: 2.25 to 1.00 for the fiscal quarter ending on November 2, 2008 and 1.50 to 1.00 for the fiscal quarter ending on January 31, 2009 and thereafter.

Item 9.01.	Financial Statements and Exhibits
(d) Exhibits
99.1	Press Release dated October 31, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHOTRONICS, INC.
(Registrant)

DATE	November 5, 2008	BY	/s/ Richelle E. Burr
Richelle E. Burr
Vice President, Associate General Counsel

PHOTRONICS, INC.